Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-261930, 333-163431 and 333-171778) of Hallador Energy Company (the "Company") of our report dated March 28, 2022 relating to the financial statements as of and for the years ended December 31, 2021 and 2020, which appears in this Form 10-K.

/s/Plante & Moran, PLLC

Denver, Colorado

March 28, 2022